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                                                                     Exhibit 5.1



                              November __, 1996



State Street Boston Corporation
225 Franklin Street
Boston, MA  02110

Ladies and Gentlemen:

     This opinion is furnished to you in connection with a registration statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, for the registration of 115,815 shares of common stock, $1.00 par value per share (the "Common Stock"), of State Street Boston Corporation, a Massachusetts corporation (the "Company"), issuable upon exercise of options assumed by the Company that had previously been issued under the Princeton Financial Systems, Inc. 1992 Stock Option Plan, the Princeton Financial Systems, Inc. 1995 Stock Option Plan and the Princeton Financial Systems, Inc. 1996 Stock Option Plan (collectively, the "Plans").

     We have acted as counsel for the Company in connection with the assumption of the options and are familiar with the actions taken by the Company in connection therewith. For purposes of this opinion we have examined the Registration Statement, the Plans and such other documents as we have deemed appropriate.

     Based upon the foregoing, we are of the opinion that (i) the Common Stock has been duly authorized and (ii) the Common Stock, when issued and sold in accordance with the terms of the options and Plans, will have been validly issued and will be fully paid and non-assessable.

     We hereby consent to your filing this opinion as an exhibit to the Registration Statement.

                              Very truly yours,


                              /s/ Ropes & Gray
                              Ropes & Gray